Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Delek US Holdings, Inc. 2016 Long-Term Incentive Plan, the Delek US Holdings, Inc. 2006 Long-Term Incentive Plan and the Alon USA Energy, Inc. Second Amended and Restated 2005 Incentive Compensation Plan of our reports dated February 27, 2017, with respect to the consolidated financial statements and schedule of Delek US Holdings, Inc. and the effectiveness of internal control over financial reporting of Delek US Holdings, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Nashville, Tennessee
July 7, 2017